NEWS	Exhibit 99.1

Cathie Koch
Group Vice President, Corporate Affairs
(813) 830-5127
Bloomin’ Brands Announces Board of Directors Changes

John P. Gainor, Jr. and Lawrence V. Jackson Join the Board

TAMPA, Fla., July 2, 2020 - Bloomin’ Brands, Inc. (Nasdaq: BLMN) and JANA Partners LLC today announced the addition of John P. Gainor, Jr. and Lawrence V. Jackson to the Bloomin’ Brands Board of Directors. In April, the two companies announced an agreement that included an increase to the size of the Board to ten members. The new positions filled by Gainor and Jackson became effective July 1, 2020.

Gainor served as the President and Chief Executive Officer (CEO) of International Dairy Queen, a franchisor of quick service restaurants, and a subsidiary of Berkshire Hathaway from 2008 until he retired in 2017. He joined Dairy Queen in 2003 and served as the Chief Supply Chain Officer prior to his role as CEO. Gainor is also a member of the Board of Directors for Jack in the Box, Inc. and Saia, Inc.

Jackson served as President and CEO of Global Procurement and Executive Vice President and Chief People Officer at Walmart, and in various executive roles at Dollar General Corporation, Safeway, Inc., and PepsiCo, Inc. He is currently a Senior Advisor at New Mountain Capital, LLC. Jackson also serves as Chairman of the Board for SourceMark, LLC; he was CEO of SourceMark from 2010-2012.

“John and Lawrence bring new and valuable expertise that will complement our Board of Directors,” said Jim Craigie, Chairman of the Board. “John’s deep restaurant and franchising experience, coupled with Lawrence’s restaurant background, private equity experience and leadership in the global procurement space, will improve our ability to maximize shareholder value.”

David Deno, CEO of Bloomin’ Brands, Inc. added, “We selected these individuals with JANA Partners because each of these industry veterans bring unique perspectives that will be invaluable for creating long-term sustainable growth. I look forward to working with them.”

“We have developed a good working relationship with the Board of Directors and Dave and hold John and Lawrence in the highest regard,” said Barry Rosenstein, Managing Partner of JANA Partners. “We are encouraged by the steps the Company has been taking, including these director additions, and by the Board’s ongoing commitment to pursuing all avenues to create stockholder value.”

In addition to serving on the Board of Directors, Gainor will serve on the Nominating and Corporate Governance Committee. Jackson will serve on the Audit Committee.

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant brands. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar. The Company operates more than 1,450 restaurants in 48 states, Puerto Rico, Guam and 20 countries, some of which are franchise locations. For more information, please visit www.bloominbrands.com.
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